SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS

This is a Separation Agreement and Mutual Release of Claims (“Agreement”) by and between Nir Patel (“Employee”) and GameStop Texas Ltd. (together with its affiliates, “Company”). Employee and Company collectively are referred to herein as the “Parties” or singularly as a “Party.”
Employee’s employment with Company will terminate, effective as of the date of execution of this Agreement, whereupon all benefits and privileges related thereto will cease, except as set forth herein. The Parties agree that neither Party will be required to provide the other Party with a written notice of termination.
Consideration. In exchange for execution of this Agreement, the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

•     Company will pay Employee a lump sum payment in the gross amount of ONE HUNDRED AND TWO THOUSAND SIX HUNDRED FOURTY SIX DOLLARS AND SIXTY EIGHT CENTS ($102,646.68), less applicable deductions and withholdings from wages (the “Severance Payment”). The Severance Payment is the aggregate of: (i) $38,461.54, less applicable deductions and withholdings, which represents ten weeks’ worth of your base salary immediately prior to the separation date, plus (ii) $60,807.701, less applicable deductions and withholdings, which represents thirty percent (30)% of the total unearned and unpaid installments as of the separation date of the sign-on bonuses described in the second paragraph of your offer letter from the Company dated May 12, 2022 (the “Offer Letter”), and (iii) $3,377.44 (the “COBRA Payment”), less applicable deductions and withholdings, which represents two (2) months’ worth of the amount of premiums required for you to continue coverage for you and your eligible dependents, if any, under GameStop’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). For the avoidance of doubt, you acknowledge that notwithstanding GameStop’s payment to you of the amount referenced in clause (iii) above, it is your responsibility to elect COBRA coverage and pay the applicable COBRA premiums should you wish to receive the applicable COBRA coverage.

•     In addition to the Separation Payment, the Company will accelerate the vesting of, and you will receive, 108,168 of outstanding restricted stock unit awards with respect to GameStop Corp.’s Class A common stock (the “Accelerated RSUs”) originally granted to you on July 1, 2022 pursuant to our 2022 Incentive Plan (the “LTIP”) and those certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Terms and Conditions Agreements (the “RSU Agreements”). The Accelerated RSUs represent thirty percent (30%) of the “Initial Equity Award” and “Buyout Equity Award” that would have otherwise vested within the six-month period immediately following the separation date. All other outstanding equity-based awards or other incentive awards other than the Accelerated RSUs that you hold on the separation date shall be forfeited for no consideration.

The Severance Payment and the Accelerated RSUs are referred to herein as the “Separation Benefits.” The Separation Payment shall be made within ten (10) business days after Company’s receipt of the Agreement executed by Employee. The Accelerated RSUs shall be settled promptly in accordance with the terms of the LTIP and your RSU Agreement, but in no event later than ten (10) business days after
1 Company acknowledges that in addition to the above amounts, a bonus payment of $58,846.16 will be paid on or around April 12, 2024 on account of the partial pay period that included the separation date.

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Company’s receipt of the Agreement executed by Employee. Company will have no obligation to make the Severance Payment or settle the Accelerated RSUs if Employee is not in compliance with this Agreement at the time the Severance Payment is due.

•     The Severance Payment, Accelerated RSUs, and other severance benefits under this Agreement are intended to be excluded from the definition of a deferred compensation plan as separation pay due upon a separation of service as described in Treas. Reg. Section 1.409A-1(b)(9), as a medical benefit described in Treas. Reg. Section 1.409A-1(b)(9)(v)(B), or as a short-term deferral as described in Treas. Reg. Section 1.409A-1(b)(4). The Agreement shall be operated to comply with this intent. No Severance Payment or severance benefits will be made under this Agreement unless Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 409A.

•     Employee’s current health benefits insurance coverage will end on the separation date. After that date, Employee shall have no right to continued coverage unless Employee properly exercises COBRA rights in accordance with notice to be provided separate and apart from this Agreement.

•     Company shall reimburse Employee for all reasonable and approved business expenses incurred, but not yet paid, through the end of Employee’s employment with Company, provided Employee complies with Company’s policies and practices related to expense reimbursement requests.

•     Employee confirms that Employee has been fully and appropriately paid for all hours worked and services rendered during Employee’s employment with Company and that Employee has no outstanding claims against any of the Company Releasees (as defined below) for wages, commissions, bonuses, vacation pay, sick pay, paid time off or leave, unvested restricted stock units, or other compensation.

General Release of Claims by Employee. In consideration of the Severance Payment and other benefits described above, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, together with Employee’s agents, representatives, attorneys, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely SETTLES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company Releasees (as defined below) from all claims, disputes, grievances, demands, causes of action, liabilities, injuries, and damages, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with acts or omissions occurring at any time prior to and including the date Employee executes this Agreement. This general release includes without limitation all claims or damages that in any way arise from, relate to, or are in any way connected with Employee’s employment with and/or separation from Company, regardless of whether or not same (1) are presently known or unknown, (2) have been specifically referenced, claimed, asserted, or made by either Party, or (3) are statutory, contractual, or common law in nature or basis. As used in this Agreement, “Company Releasees” means Company, as well as its employees, attorneys, partners, agents, assigns, representatives, designees, insurers, plan administrators, parent companies, subsidiaries, affiliates, alleged joint employers, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees (current and former), and the assigns, heirs, privies, predecessors, successors, third-party beneficiaries, and insurers of each of the foregoing persons and entities in their individual, corporate, and official capacities.

Without limiting the comprehensiveness of the above paragraph, Employee knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company Releasees from all claims, actions, causes of action,

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or demands existing as of the date of this Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Texas Labor Code, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, and any other civil rights statute; harassment and/or discrimination because of sex, pregnancy, race, color, national origin, religion, age, disability, sexual orientation, veteran’s status, the filing of a workers’ compensation claim, or other protected classification; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss, or diminution in value; negligence; gross negligence; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.

By signing this Agreement, Employee intends to and does waive and release all claims and potential claims against the Company Releasees that can be waived and released under law. This release does not release rights to benefits that Employee may have under the laws governing COBRA, unemployment benefits, disability insurance, and workers’ compensation benefits, and nothing in this Agreement prohibits Employee from asserting rights to any vested benefits to which Employee may be entitled pursuant to the terms of applicable plans or law.
General Release of Claims by Company. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company, together with its agents, representatives, attorneys, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely SETTLES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Employee Releasees (as defined below) from all claims, disputes, grievances, demands, causes of action, liabilities, injuries, and damages, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with acts or omissions occurring at any time prior to and including the date Employee executes this Agreement. This general release includes without limitation all claims or damages that in any way arise from, relate to, or are in any way connected with Employee’s employment with and/or separation from Company, regardless of whether or not same (1) are presently known or unknown, (2) have been specifically referenced, claimed, asserted, or made by either Party, or (3) are statutory, contractual, or common law in nature or basis. As used in this Agreement, “Employee Releasees” means Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives, and assigns. It is explicitly agreed, understood, and intended that the general release of claims provided for in this Agreement by Company shall not include or constitute a waiver of Company’s or the Company Releasees’ rights under Company’s Dodd-Frank Clawback Policy, a copy of which is attached as Exhibit 97.1 to Company’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2024.
ADEA Release. Pursuant to the Older Workers Benefit Protection Act, Employee knowingly and voluntarily waives and releases any right or claim under the Age Discrimination in Employment Act of

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1967 (“ADEA”) against the Company Releasees. Employee has carefully read and fully understands this Agreement and is receiving consideration from Company over and above anything of value to which Employee is otherwise entitled. Employee is not waiving or releasing any right or claim that may arise under the ADEA after Employee signs this Agreement. Employee has the right to, and should, consult with an attorney before signing this Agreement.
Employee has twenty-one (21) days from the date Employee received this Agreement to consider it and sign it. If Employee chooses to sign this Agreement, Employee has seven (7) days after signing to revoke it (the “Revocation Period”). If Employee chooses to revoke the Agreement, Employee must deliver a written notice of revocation to Mark Robinson, Vice President and General Counsel (e-mail: MarkRobinson@GameStop.com). Any such revocation must be actually received by Company within the Revocation Period or it will be null and void. This Agreement shall not become effective or enforceable until the Revocation Period has expired with no revocation taking place.
No Interference with Rights. Nothing in this Agreement shall be construed to (1) limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor (including the Occupational Safety and Health Administration), the Securities and Exchange Commission, or any other federal, state, or local government agency (“Government Agencies”); (2) apply to any sexual assault or sexual harassment dispute (as defined by the Speak Out Act) arising after Employee’s execution of this Agreement; or (3) limit either party’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the other party. This Agreement does not limit Employee’s right to receive an award for information provided to a Government Agency.
Cooperation. Subject to the “No Interference with Rights” section above, Employee shall cooperate with Company regarding (1) the transition of business matters or (2) any claim or action (current or future) against or on behalf of any Company Releasee about which Employee may have knowledge, including without limitation meeting with Company’s counsel and serving as a witness; provided that Company provides Employee with reasonable advance notice of its need for such cooperation. In addition, Company will reimburse Employee for all reasonable expenses that Employee incurs in connection with this section of the Agreement (excluding any fees for legal representation engaged by Employee that is not otherwise reimbursable pursuant to the Company’s By-Laws). The Company also agrees to pay Employee for the reasonable and documented time that he spends cooperating (including all travel costs and travel time) at his hourly rate of pay for Employer at the time of his departure from Employer, including salary plus signing bonus; provided however that Employee shall not be entitled to any payment for time spent actually testifying under oath pursuant to a subpoena.

Return of Company Property. Employee represents that they have promptly returned to Company all property belonging to Company, GameStop Corp., or any of their respective affiliates (including without limitation phone and laptop computer), as well as all materials and all copies of materials involving any information in Employee’s possession or control that is proprietary or confidential and that is not generally known to the public or to Employee except through his employment with Company, GameStop Corp., or any of their respective affiliates.

Restrictive Covenants. Employee acknowledges that he has made certain commitments pursuant to Exhibit A of each of the RSU Agreements (each such Exhibit A, together, the “Restrictive Covenants”), including with respect to confidentiality and non-disclosure of confidential information, non-competition, non-disparagement, and non-solicitation, as set forth in Sections 1-3 of the Restrictive

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Covenants. Employee recognizes the continuing effectiveness and enforceability of the Restrictive Covenants and reaffirms his promise to abide by such covenants. Employee acknowledges and understands that his entitlement to, and Company’s payment or authorization of, the Severance Payment, the Accelerated RSUs, and other severance benefits under this Agreement are dependent upon Employee’s continuing compliance with the Restrictive Covenants. Notwithstanding anything to the contrary contained in the Restrictive Covenants, Company agrees to the changes to the Restrictive Covenants described in Exhibit A.

Consideration of Medicare’s Interests. Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Severance Payment is due under this Agreement, is not entitled to, and has not applied for or sought Social Security Disability or Medicare benefits. If any statement in the preceding sentence is incorrect, the following sentences of this paragraph apply. Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, a Company Releasee under which a Company Releasee could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which a Company Releasee is or could be liable now or in the future. To the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, related to Employee, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

Indemnification. Employee agrees to hold the Company Releasees harmless from, and to defend and indemnify the Company Releasees from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contributions, or indemnity claims related in any way to the allegations that were or could have been made by Employee with respect to the claims released by this Agreement, as well as any claims that may be made indirectly against a Company Releasee for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims released by this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of a Company Releasee.

Employee shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Company Releasees harmless from and against, and will reimburse the Company Releasees for, any and all liability of whatever kind incurred by a Company Releasee as a result of any tax obligations of Employee, including without limitation taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee is not relying on the judgment or advice of a Company Releasee or legal counsel concerning the tax consequences, if any, of this Agreement.

No Admissions. This Agreement is not and shall not in any way be construed as an admission by the Parties of any acts of liability or fault whatsoever or that either Party violated any federal, state, or local law, or that either Party’s actions were unwarranted, discriminatory, retaliatory, or otherwise unlawful. The Parties specifically deny and disclaim any liability to any other person or entity.
Entire Agreement. This Agreement supersedes any and all prior agreements, arrangements, or understandings between the Parties regarding the subject matter herein, other than any prior non-disclosure, non-competition, non-solicitation, or arbitration agreement, which is re-affirmed by Employee

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as consideration for this Agreement and which survive this Agreement. There have been no representations, promises, understandings, or agreements as an inducement to enter into this Agreement other than those expressly set forth herein. Evidence of prior promises, commitments, agreements, arrangements, or understandings cannot be used to attempt to alter, amend, modify, or in any way change the written terms of this Agreement. The Parties cannot orally agree to alter, amend, modify, or in any way change the terms of this Agreement, and can make such alterations, amendments, modifications, or changes only in a written document that specifically references this Agreement and is signed by an authorized representative of each Party.

Governing Law. This Agreement is made and entered into in the state of Delaware and shall be construed and enforced under the laws of the state of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Texas. The normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this Agreement. Any disputes or claims arising out of or relating to this Agreement shall be resolved exclusively pursuant to the GameStop C.A.R.E.S Rules of Dispute Resolution Including Arbitration. As provided in the GameStop C.A.R.E.S Rules of Dispute Resolution Including Arbitration, either party may seek temporary or immediate injunctive relief in aid of arbitration, to maintain the status quo pending arbitration, or to prevent violation of the provisions of this Agreement or the Restrictive Covenants. You hereby irrevocably submit to the exclusive jurisdiction of any Texas State or United States Federal Courts sitting in Tarrant County, Texas with respect to such proceedings in aid of arbitration or to enforce any award, judgment, or order of the arbitrator with respect to any controversy arising out of this Agreement. YOU HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT. The breach of any promise in this Agreement by any party shall not invalidate this Agreement and shall not be a defense to the enforcement of this Agreement against any party.
Severability. The provisions of this Agreement are severable. If any clause or clauses are found to be unenforceable, the entire Agreement shall not fail, but shall be construed or enforced without any severed clauses, in accordance with the remaining terms of this Agreement.
Counterparts. This Agreement can be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument for the same effect as if all Parties hereto had signed the same signature page. A facsimile, e-mail, or electronic copy of any Party’s signature is as legally binding as the original signature.
Ownership of Claims. Employee is the sole and lawful owner of all rights, title, and interest in and to all released matters, claims, and demands referred to herein. There has been no assignment or other transfer of any interest in such matters, claims, or demands that Employee may have against Company.

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Representations and Warranties. The Parties represent and warrant that: (1) they had the option to consult with counsel of their own choosing prior to executing this Agreement and are relying upon their own or their attorney’s judgment, belief, and knowledge with respect to the terms and effect of this Agreement; (2) neither of the Parties are relying on the other Party, or the other Party’s attorneys, for any advice or counsel, whether same is legal, tax, or other advice; (3) they have not been induced to enter this Agreement by a statement, action, or representation of any kind or character made by the Company Releasees, or any person or persons representing them, other than those expressly made in this Agreement; (4) they are legally competent to execute this Agreement; (5) they have carefully read and understand this Agreement and have executed it freely, voluntarily, and without duress; (6) they are fully and completely informed of the facts relating to this Agreement and enter into this Agreement voluntarily after having given careful and mature consideration of the making of this Agreement; (7) they fully understand and intend this Agreement to be a full, final, and complete resolution of all matters described herein; and (8) they have actual authority to execute this Agreement.

__/s/ Nir Patel_____________________________ NIR PATEL Date:__04/04/2024_________________________	GAMESTOP TEXAS LTD. __/s/ Mark Robinson_________________________ Printed Name:__Mark Robinson________________ Title:__General Counsel_______________________ Date:__04/04/2024___________________________

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